NEWS		Exhibit 99
	For Release:	May 12, 2009
	Investor Contact:	Tim Thorp
218-723-3953
tthorp@allete.com

	Contact:	Amy Rutledge
218-723-7400
arutledge@mnpower.com

Alan Hodnik Named President of ALLETE

Duluth, Minn. – ALLETE, Inc. (NYSE:ALE) today announced that its Board of Directors has named Alan R. Hodnik President of ALLETE. Hodnik, 49, will also be joining the company’s Board. Donald J. Shippar, 60, remains Chairman of the Board and Chief Executive Officer of ALLETE.

“Al has significant strategic, leadership and operational expertise,” said Shippar. “He is well suited to help me guide ALLETE, and will play a key role during this period of significant capital growth as we strive to meet environmental and renewable energy mandates and prepare for future greenhouse gas initiatives.”

Hodnik, a graduate of the University of Minnesota, joined Minnesota Power in 1978 and in 2007 was named Minnesota Power’s Chief Operating Officer with responsibilities for transmission, distribution, generation and engineering functions as well as Superior, Water, Light & Power and BNI Coal. His previous positions include Senior Vice President of Minnesota Power Operations, Vice President - Generation Operations, and Leader of ALLETE’s Organizational Development Team. He is also a member of the Edison Electric Institute’s Energy Supply Executive Advisory Committee.

Besides maintaining strong working relationships with business, organized labor, political and education leaders in northeastern Minnesota, Hodnik has served on various state and regional task forces throughout his career. A native of Aurora, Minnesota, he served as its mayor from 1988-1997.

“It is humbling and exciting to have the opportunity to help lead ALLETE during this period in the company’s history,” Hodnik said. “ALLETE has a talented team of employees, and is well positioned both strategically and financially. I look forward to working closely with Chairman and CEO Don Shippar and our leadership team to drive long-term growth and shareholder value while maintaining the outstanding service our customers have come to expect.”

Based in Duluth, Minn., ALLETE provides regulated energy services in Minnesota and Wisconsin, has an equity investment in the American Transmission Company, and owns BNI Coal in North Dakota and ALLETE Properties in Florida. More information about the company is available at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

ALLETE • 30 West Superior Street, Duluth, Minnesota 55802
www.allete.com